Filed Pursuant to Rule 433

Registration No. 333-215494-03

«Priced« Drive Auto Receivables Trust 2017-3 (Subprime Auto)

Joint Bookrunners	: Societe Generale (struc), J.P. Morgan, Wells Fargo
CO-MANAGERS	: BMO, RBC, Santander

Cls	Prin($mm)	WAL	Mdy’s/S&P	Win	L.Fin	Bench		Spread	Yield	Cpn	Price
A1	170.000	0.10	P-1/A-1+	1-3	11/18	Yld	%	1.45%	1.450%	1.45%	100.00000
A2A	188.000	0.37	Aaa/AAA	3-7	08/19	EDSF		23	1.660%	1.65%	99.99843
A2B	80.000	0.37	Aaa/AAA	3-7	08/19	1mL		25			100.00000
A3	109.910	0.73	Aaa/AAA	7-11	04/20	EDSF		31	1.867%	1.85%	99.99293
B	178.030	1.21	Aa1/AA	11-19	05/21	EDSF		63	2.313%	2.30%	99.99773
C	230.980	1.98	Aa2/A	19-30	07/22	EDSF		100	2.818%	2.80%	99.99699
D	224.070	3.02	Baa3/BBB-	**Retained**
E	66.760	3.64	NR/BB-	**Retained**

*A2A/A2B sized to demand. A2B will not exceed 50% of the total class balance*

Deal Summary

-Transaction Size: $1,247,750,000

-Offered Bonds: $956,920,000

-No Grow

-Rating Agencies: Moody’s / S&P

-SEC Registered

-ERISA Eligible

-Ticker: DRIVE 2017-3

-B&D: Societe Generale

-Expected Settle: 10/25/17

-First Pay Date: 11/15/17

-Pricing Speed: 1.75% ABS, 10% Call

-Min Denominations: $1k x $1k

Attachments

-Preliminary Prospectus, FWP, CDI

-Intexnet Dealname: socdrive173

-Intexnet Password: 4433

-DealRoadshow.com: DRIVE173

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-855-881-2108. Any legends, disclaimers or notices that appear below are not applicable to this message and should be disregarded. Such text has been automatically generated via Bloomberg or another system.